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                                                                    EXHIBIT 99.2

                                                        [HUB INTERNATIONAL LOGO]

NEWS RELEASE

             HUB INTERNATIONAL LIMITED AND CITIZENS FINANCIAL GROUP
               TO CREATE STRATEGIC ALLIANCE FOR INSURANCE PRODUCTS
                  HUB TO PURCHASE INSURANCE BROKERAGES FROM CFG

CHICAGO, March 1, 2006 - Hub International Limited (NYSE/TSX: HBG) announced today that it has agreed to enter into a strategic alliance with Citizens Financial Group, Inc. ("CFG"). The alliance will be a professional arrangement of the two industry specialists, leveraging their banking and insurance expertise to provide expanded products, services and support to clients.

Hub and CFG have entered into an agreement pursuant to which Hub will purchase three large insurance brokerages from subsidiaries of CFG: Citizens Clair Insurance Group (Clair), based in Norristown (Philadelphia), Pennsylvania; Brewer & Lord, based in Norwell (Boston), Massachusetts; and Feitelberg Insurance, based in Fall River, Massachusetts. On a combined basis, the three brokerages had revenue of approximately $45 million in 2005, and operate from 19 offices in Pennsylvania, Massachusetts, and Rhode Island.

"We believe banking customers are best served when they have access to a full array of financial services, including insurance, and we have provided those services through three strong agencies within Citizens," said Robert M. Mahoney, vice chairman of Citizens Financial Group. "Our strategic alliance with Hub International will expand our access to product offerings, locations and expertise, enhancing our competitive position."

Martin P. Hughes, Hub International's chairman and chief executive officer, said the alliance creates the opportunity to reach thousands of clients currently affiliated with Citizens Financial Group, while adding a strong pool of talent to Hub.

"The strategic marketing initiative between Citizens Financial Group and Hub will strengthen our footprint in New England and Pennsylvania, while creating new opportunities for the acquired brokerages," Hughes said.

Mahoney commented, "While we achieved both revenue growth and profitability in line with our strategies for the insurance brokerage business, we see a new opportunity to serve our customers by partnering with Hub International as our insurance broker of choice. Joint marketing efforts with Hub will enable us to bring a broader array of insurance products and services to more of our retail and commercial customers in more locations."

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With roots dating back to the 1920s, Citizens Clair Insurance Group (Clair) is one of the largest insurance agencies in eastern Pennsylvania with annual revenue of approximately $16.5 million. Founded in 1859, Boston-based Brewer & Lord has eleven offices throughout Massachusetts and Rhode Island with annual revenue of approximately $19.7 million. Established in 1916, Feitelberg Insurance, based in Fall River, Massachusetts, serves customers from six offices in eastern Massachusetts with annual revenue of approximately $8.6 million. All three companies are full service brokers providing a range of property and casualty, life and health, employee benefits, surety and personal lines insurance products and services.

"The brokerages we are acquiring from Citizens Financial Group have the products and distribution networks that mesh with Hub's profile across the United States," Hughes said. "Theirs is a business model we are familiar with. The operations we are acquiring are well-established and profitable, so consolidation is not likely to add great value at this time," he explained. "While we pride ourselves on our ability to integrate acquired businesses, we also recognize that it is sometimes the best strategy to rely on what is working effectively."

The purchase price for the acquisition of the three brokerages is $80 million (inclusive of tangible net worth) payable in cash on closing, as well as an earn-out based on future performance. The earn-out payments, which will in the aggregate be at least $3 million, will be payable over three years and, at Hub's option, in cash or a combination of cash and Hub common shares. Hughes indicated that he expects total consideration for the transaction will be within Hub's target multiple of 5-7 times EBITDA (earnings before interest, taxes, depreciation and amortization). Closing of the acquisitions is expected to occur in April 2006 and is subject to the satisfaction of regulatory and other customary conditions. Hub has secured a financing commitment to fund the acquisition, but will continue to investigate and evaluate all avenues for expansion capital.

Citizens Financial Group is the eighth-largest commercial bank holding company in the United States with $155 billion in assets as of December 31, 2005. The bank holding company operates branches in 13 states (Connecticut, Delaware, Illinois, Indiana, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Vermont, and Rhode Island) and non-branch offices in more than 40 states.

Headquartered in Chicago, IL, Hub International Limited is a leading North American insurance brokerage that provides a broad array of property and casualty, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.

This press release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to

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uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products, exchange rates, resolution of regulatory issues, including those related to compensation arrangements with insurance companies, the actual costs of resolution of contingent liabilities and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International's actual results to differ materially from our expectations is contained in the company's filings with the Securities and Exchange Commission and the Canadian securities commissions. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MEDIA CONTACTS:
W. Kirk James
Vice President, Secretary and
Chief Corporate Development Officer
Phone:  312.279.4881
Kirk.james@hubinternational.com

Heather Schneider
Corporate Communications Manager
Phone: 312.279.4683
Heather.schneider@hubinternational.com

INVESTOR CONTACT:
Michael Rosenbaum
Rosenbaum Advisors, Inc.
Phone:  847 749 1010
Fax:    847 577 6767
Web: http:\\www.rosenbaumadvisors.com
E-mail: michael@rosenbaumadvisors.com

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